EXHIBIT 14.1

Code of Business Conduct & Ethics- updated April 2, 2008

MTM Technologies, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics (the “Code”) for all directors, officers and employees of the Company. This Code is intended to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of apparent or actual conflicts of interest between personal and professional relationships;

•	Compliance with applicable governmental laws, rules and regulations;

•	Full, fair, accurate, timely, and understandable disclosure in our filings with and submissions to the Securities and Exchange Commission and in other public communications;

•	Prompt internal reporting of violations of this Code; and

•	Accountability for adherence to this Code.

You must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise or replace the thoughtful behavior of an ethical individual. Directors and executive officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Nominating and Corporate Governance Committee, and employees are encouraged to bring such questions to the Company’s General Counsel and/or any person designated by the Board of Directors (each and any of whom, a “Compliance Chief”).

1.	CONFLICT OF INTEREST
You must avoid any conflicts of interest between your personal interests and the Company’s interests. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to a Compliance Chief. A “conflict of interest” can occur when:

• Your personal interest is adverse to—or may appear to be adverse to—the interests of the Company as a whole.

• As a result of your position with the Company, you or a family member (i.e., a spouse, parent, child or sibling, whether by blood, marriage or adoption, or anyone residing in your home) receives personal benefits—from the Company, any of its partners, vendors, suppliers or customers, or anyone else with whom the Company does business—that have not been duly authorized and approved pursuant to Company policy and procedure or that could be expected to affect your business judgment on behalf of the Company.

Some of the more common conflicts which you should avoid are listed below:

• Relationship of Company with third-parties
You may not receive a personal benefit from a person or firm that is seeking to do business or to retain business with the Company.

• Compensation from non-Company sources
You may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

• Gifts
You may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence your actions, or where acceptance of the gifts could create the appearance of a conflict of interest.

• Personal use of Company assets
You may not use Company assets, labor or information for personal use unless approved by a Compliance Chief, or as part of a compensation or expense reimbursement program available to all directors, officers and/or employees, as the case may be.

2.	CORPORATE OPPORTUNITIES
You are prohibited from:

• Taking for yourself opportunities that are discovered through the use of Company property, Company information or your position with the Company;

• Using the Company’s property or information for personal gain; or

• Competing with the Company for business opportunities.

However, if the Compliance Chief advises you that the Company will not pursue an opportunity that relates to the Company’s business, you may then do so.

3.	CONFIDENTIALITY
You must maintain the confidentiality of information entrusted to you by the Company, its customers, partners or business associates and any other confidential information about or related to the Company its customers, partners or business associates that comes to you, from whatever source, in your capacity as a director, officer or employee of the Company, except when disclosure is authorized or legally mandated.

For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its customers, partners or business associates.

4.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS; FAIR DEALING
You must comply with laws, rules and regulations applicable to the Company, including insider trading laws. You will cooperate fully with any inquiry or investigation by law enforcement or regulatory authorities regarding an alleged violation of law by the Company or its directors, officers or employees. You will provide equal opportunity to all persons, and not discriminate and not tolerate harassment.

You must deal fairly with the Company’s customers, suppliers, competitors and employees.

5.	COMPANY POLICY

You must abide by the Company’s policies including its spending and signing policy, and the Company’s insider trading policy which, among other things, prohibits any trading of the stock of the Company based on material, non-public information.

6.	DISCLOSURE REPORTING

The information you provide to the Company and its independent auditors in connection with the Company’s preparation of its filings with and submissions to the Securities and Exchange Commission (the “SEC”) and other public communications (such as press releases) must be:

• Complete;

• Fair;

• Accurate;

• Timely; and

• Understandable.

You will comply with all financial reporting and accounting regulations applicable to the Company. You will further cooperate with the Company’s independent auditors with respect to financial reporting matters.

6.	ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR
You are encouraged to talk to a Compliance Chief when in doubt about the best course of action in a particular situation.

You are encouraged to report violations of laws, rules, regulations or this Code to the Company’s General Counsel and/or the Chairperson of the Audit Committee. Whenever practical you should do so in writing.

You are encouraged to report to the Company’s Audit Committee any concerns you have regarding the Company concerning fraud, accounting, internal accounting controls, or auditing matters.

If you desire, complaints may be reported anonymously.

The Company has retained the services of InTouch to provide an anonymous and confidential method to receive concerns or reports of misconduct and to deliver such concerns and reports to the Audit Committee Chairperson of the Board of Directors of the Company and/or other appropriate designees.

Phone numbers and email addresses for the Audit Committee Chairperson, the General Counsel and InTouch are set forth below.

Through InTouch, you can report complaints anonymously or not (i) via a toll free number 866-274-3139 (ii) through their website www.getintouch.com/provide_feedback.php (password: mtmc) or (iii) by email MTM@getintouch.com.

Contact information for the Company’s General Counsel: Stephen Hicks, 1200 High Ridge Rd; Stamford CT 06905; shicks@mtm.com; 203 975 3775.

Contact Information for the Audit Committee chair: Arnold Wasserman; pandafinancial@msn.com; 973-228-4494.

Complaints concerning accounting, internal accounting controls, financial reporting or auditing matters, must be reported by the General Counsel to the Audit Committee Chairperson, unless the General Counsel determines that any such complaint is without merit. The Audit Committee Chairperson shall advise the Audit Committee of all complaints received. While the Company desires to address matters internally, nothing in this Code of Ethics should discourage the reporting of any illegal activity to law enforcement or the appropriate regulatory authority if the facts and circumstances warrant such reporting.

7.	PROTECTION AGAINST RETALIATION
Our directors, officers and employees will not, based solely on the fact that a director, officer or employee reported or complained of a violation or deviation from this Code of Ethics, discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any other director, officer or employee who reports or complains of violations of or deviations from this Code of Ethics or of other illegal or unethical conduct, unless such report or complaint is made with knowledge that it was false. Any such act of retaliation is itself a serious violation of this Code of Ethics.

8.	COMPLIANCE STANDARDS
You should communicate any suspected violations of this Code promptly to a Compliance Chief. Violations will be investigated by the Board of Directors or by persons designated by the Board of Directors, and appropriate disciplinary action will be taken in the event of any violations of this Code, including termination of employment or, in the case of any director, refusal by the Nominating and Corporate Governance Committee (or the entire Board or another committee performing a similar function) to nominate such director for re-election.

9.	WAIVER OF CODE OF BUSINESS CONDUCT AND ETHICS
Any waiver of this Code for any director or executive officer may be made only by the Board of Directors and must be disclosed as required by law, rule or regulation.

The Company may amend, alter or terminate this Code of Ethics at any time for any reason. This document is not an employment contract between the Company and any employee, and does not alter the Company’s at-will employment policy.